Exhibit 99.1

EastBridge Announces Corporate Name Change to
“Cellular Biomedicine Group, Inc.” (OTCQB: CBMG)

PALO ALTO, Calif., March 4, 2013— EastBridge Investment Group Corp. today announced that its corporate name and trading symbol will be changed to “Cellular Biomedicine Group, Inc.” effective on Tuesday March 5, 2013 prior to the opening of the markets.   Beginning March 5th, the company’s common stock will be quoted on OTCQB under the symbol “CBMG”.

The company’s name and symbol change are being conducted as a part of the merger between EastBridge Investment Group Corporation and Cellular Biomedicine Group Ltd., which was completed on February 6, 2013.

In addition, the company announced that a change in control of the board of directors will take effect on March 5, when the following new directors will assume office on the board of directors: Wen Tao (Steve) Liu as Chairman (also Chief Executive Officer), Wei (William) Cao (also President, Chief Operating Officer), and Tony Liu (appointed as Chairman of the Audit Committee).

Dr. Steve Liu has served as CEO of Cellular Biomedicine Group Inc. since March 2012. Dr. Liu has a 29 year professional career in bringing new products from inception to mass market, encompassing the biomedical, clean energy and semiconductor industries. Dr. Liu has led large organizations as well as entrepreneurial companies with a proven track record of delivering shareholder value.  He is experienced in multi-cultural business environments and has gained respect and trust from customers, colleagues and industry leaders.  Dr. Liu served as President and CEO of Seeo Inc. (“Seeo”) from July 2010 to February 2012, where he led a team of scientists and entrepreneurs for the commercialization of solid state lithium ion battery for electric vehicles and smart grid applications.  Under his leadership, Seeo received multiple rounds of funding from the Department of Energy and venture capital firms. Seeo was elected to the Global Cleantech 100 and named one of the top Energy Technology Startups in 2011. Dr. Liu earned a Bachelor’s degree in Chemistry from Nanjing University, Nanjing China, and a Master and Doctorate in Chemistry from Rensselaer Polytechnic Institute, Troy New York.

Dr. William Cao has served as President, COO and director of Cellular Biomedicine Group Ltd. since August 2010.  From August 2006 until July 2010, Dr. Cao served as general manager and chairman of Affymetrix China, which is considered a leader in the genetic analysis industry. Dr. Cao has over 30 years of professional experience in scientific research, products development and startups.  He received the nationally recognized White Magnolia Award from Shanghai City for his contribution to international collaboration and economic development of the city.  He served as Technical Manager for Bayer Diagnostics Asia Pacific region (now Siemens), General Manager of GenoMultix Ltd. and President of Wuxi New District Hospital.  Dr. Cao has extensive research experience in the immune-pharmacology field at Harvard Medical School and Stanford University Medical Center.  The Department of Histology and Embryology of Fudan University Medical College, Shanghai China has invited him as a Guest Scientist. Dr. Cao holds a Bachelor’s degree in Medicine from Fudan University Medical College, Shanghai China, and Ph.D. in Pharmacology from the Medical College of Virginia, Richmond Virginia.  He is named as the inventor in 26 patents in the field of genetic analysis and stem cell technology, and in particular, in the area of adipose derived stem cell preparation and its disease treatment applications.

Tony Liu was newly selected as an independent director and chairman of the audit committee of CBMG’s board in February 2013.  Since January 2013, Mr. Liu has served as the Corporate Vice President at Alibaba Group, handling Alibaba's overseas investments. Since joining Alibaba in 2009, Mr. Liu has served in various positions including Corporate Vice President at B2B corporate investment, corporate finance, and General Manager for a global ecommerce platform.  From July 2011 to December 2012, he served as CFO for HiChina, a subsidiary of Alibaba, an internet infrastructure service provider.  Prior to joining Alibaba, Mr. Liu spent 19 years at Microsoft Corporation (Microsoft) where he held a variety of finance leadership roles. He was the General Manager of Corporate Strategy monitoring Microsoft’s China investment strategy and Microsoft’s corporate strategic planning process.  Mr. Liu was a leader in Microsoft’s corporate finance organization during the 1990s as Corporate Accounting Director.  Mr. Liu earned a B.S. degree in Physics from Suzhou University, Suzhou, PRC and has completed MBA/MIS course work at Seattle Pacific University.  Mr. Liu obtained his Washington State CPA certificate in 1992.

Steve Liu, Chief Executive Officer commented, “We are pleased to announce the commencement of business under our new name, trading symbol, and board members.”

About Cellular Biomedicine Group
Cellular Biomedicine Group, Ltd. develops proprietary cell therapies for the treatment of certain degenerative diseases. Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards. To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements
Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

SOURCE: Cellular Biomedicine Group Inc.

CONTACT:
Jeff Ramson
Investor Relations
ProActive Capital Group
646-863-6341

Sarah Kelly
Director of Corporate Communications
(+86) 21 5406 9990
sarah.kelly@cellbiomedgroup.com